SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 5, 2007

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On February 5, 2007, deCODE Chemistry, Inc. (“Chemistry”), an indirect wholly-owned subsidiary of deCODE genetics, Inc. (“deCODE”), entered into an agreement with Woodridge Holdings LLC (the “Buyer”) regarding the sale and leaseback of its facility at 2501 W. Davey Road,  Woodridge, Illinois (the “Property”).  Pursuant to the agreement and subject to the satisfaction of contingencies described below, including, without limitation, negotiation of a lease satisfactory to the Buyer and Chemistry, the Buyer will purchase the Property from Chemistry for $25,000,000 in cash and Chemistry will lease the property back under a 17 year lease at an initial rent of $163,083.33 per month, subject to annual rent increases of 2.5%.  Under the lease contemplated by the agreement, Chemistry will have two 5 year renewal options with rent at the then prevailing market rate.  The lease will be an absolute net lease and Chemistry will continue to pay all expenses relating to the Property, including taxes, utilities, insurance and maintenance.  Chemistry’s obligations under the lease are to be secured by a letter of credit in the amount of $5,000,000 and guarantees by deCODE and MediChem Life Sciences, Inc., a wholly-owned subsidiary of deCODE and the immediate parent of Chemistry..

The transactions under the agreement described above are subject to the satisfaction of various contingencies, including, without limitation, the negotiation of a lease satisfactory to the parties, the Buyer’s ability to obtain financing for its purchase of the Property and the Buyer’s satisfaction with its due diligence review of the Property.  The transaction is expected to close within 105 days if such contingencies are satisfied.  In light of the contingencies, there can be no assurance that the closing will occur.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated: February 5, 2007